Clark Wilson LLP
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February 7, 2014

The Alkaline Water Company Inc.
7730 E Greenway Road Ste. 203
Scottsdale, AZ 85260
U.S.A.

Dear Sirs:

Re:	The Alkaline Water Company Inc. - Registration Statement on Form S-1/A

We have acted as counsel to The Alkaline Water Company Inc. (the “Company”), a Nevada corporation, in connection with the filing of a registration statement on Form S-1/A (File No. 333-192599) (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to (a) the offer and sale (the “Public Offering”) of (i) up to 20,000,000 shares of common stock (the “Public Offering Shares”), (ii) warrants to purchase up to 10,000,000 shares of common stock (the “Public Offering Warrants”) and (ii) up to 10,000,000 shares of common stock issuable upon exercise of the Public Offering Warrants (the “Public Offering Warrant Shares”) and (b) the resale of (i) up to 2,000,002 shares of common stock of the Company that may be issued upon conversion of shares of 10% Series B Convertible Preferred Stock (the “Conversion Shares”) and (ii) up to 3,488,373 shares of common stock of the Company that may be issued upon exercise of warrants (the “Resale Warrant Shares”), as further described in the Registration Statement filed on February 7, 2014.

In connection with this opinion, we have examined the following documents:

(a)	the articles of incorporation of the Company, as amended;

(b)	the bylaws of the Company, as amended;

(c)	the resolutions adopted by the board of directors of the Company pertaining to the Public Offering, the Conversion Shares and the Resale Warrant Shares;

(d)	the Registration Statement; and

(f)	the prospectuses constituting parts of the Registration Statement.

In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

  the Public Offering Shares, when issued and delivered by the Company against payment therefor, will be duly and validly authorized and issued as fully paid and non-assessable shares of common stock in the capital of the Company;

  the Public Offering Warrants, when issued and delivered by the Company against payment therefor in accordance with and in the manner described in the Registration Statement, will be duly and validly authorized and issued, and will represent binding obligations of the Company pursuant to the laws of the State of Nevada;

  the Public Offering Warrant Shares, when issued and delivered by the Company against payment therefor as contemplated by the Public Offering Warrants, will be duly and validly authorized and issued as fully paid and non-assessable shares of common stock in the capital of the Company;

  the Conversion Shares have been duly and validly authorized, and will, if and when issued in accordance with the terms of 10% Series B Convertible Preferred Stock, be issued as fully paid and non-assessable shares of common stock in the capital of the Company; and

  the Resale Warrant Shares have been duly and validly authorized, and will, if and when issued in accordance with the terms of the warrants, be issued as fully paid and non- assessable shares of common stock in the capital of the Company.

This opinion letter is opining upon and is limited to the current federal laws of the United States and Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP